Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 (File No. 333-281783), Form S-8 (File No. 333-285482) and Form S-8 (File No. 333-288601), as amended, of our report dated March 2, 2026 with respect to the consolidated balance sheets of Park Ha Biological Technology Co., Ltd and its subsidiaries as of October 31, 2025, and the related consolidated statements of operation and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the fiscal year ended October 31, 2025, and the related notes included in the Annual Report on Form 20-F for the fiscal year ended October 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 2, 2026	Certified Public Accountants
PCAOB ID: 1171